Exhibit 99.1

THE E.W. SCRIPPS COMPANY
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
On July 30, 2014, Scripps and Journal agreed to merge their broadcast operations and spin-off their newspaper businesses into a separate publicly traded company. On April 1, 2015, the transactions were completed.
On June 16, 2014, Scripps acquired two television stations owned by Granite Broadcasting Corporation for $110 million in cash ("the Granite Acquisition"). The Scripps statement of operations for the year ended December 31, 2014 includes the results of the Granite Acquisition for the period from June 16, 2014 through December 31, 2014.
The unaudited pro forma condensed combined statement of operations that follows for the year ended December 31, 2014 has been derived from the Scripps Unaudited Pro Forma Consolidated Statement of Operations as adjusted to give effect to the Scripps newspapers spin-off (see Scripps pro forma information previously filed on Form 8-K) for the year ended December 31, 2014, the Granite historical consolidated financial information for the period January 1, 2014 to June 15, 2014 and the Journal Consolidated Statement of Operations as adjusted to give effect to the Journal newspapers spin-off for the fiscal year ended December 31, 2014.
The unaudited pro forma condensed combined financial information that follows as of December 31, 2014 has been derived from Scripps Unaudited Pro Forma Condensed Consolidated Balance Sheet as adjusted to give effect to the Scripps newspapers spin-off (see Scripps pro forma information previously filed on Form 8-K) and from the Journal Consolidated Balance Sheet as adjusted to give effect to the Journal newspapers spin-off.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 has been prepared as though the Granite and Journal acquisitions occurred as of January 1, 2014. The unaudited pro forma condensed combined balance sheet information as of December 31, 2014 has been prepared as if the Journal broadcast acquisition occurred as of December 31, 2014. The pro forma adjustments are based on available information and assumptions that management of Scripps believes are reasonable. Such adjustments are estimates and are subject to change.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and do not purport to represent what the actual results of operations or the financial position of the combined company would have been had the transaction occurred on the dates assumed, nor are they necessarily indicative of future combined results of operations or combined financial position. The unaudited pro forma condensed combined financial statements do not reflect any cost savings or other synergies that Scripps believes could have been achieved had the transactions been completed on the dates indicated.
The transactions will be accounted for using the acquisition method of accounting under accounting principles generally accepted in the United States, with Scripps treated as the accounting acquiror. Under the acquisition method of accounting, the deemed purchase price has been allocated to the underlying tangible and intangible assets and liabilities acquired based upon their respective fair values with any excess deemed purchase price allocated to goodwill. The adjustments to estimated fair values included herein are based upon a preliminary review of the purchased assets of Journal. We expect to complete at a later date appraisals of Journal assets at the level of detail necessary to finalize the required purchase price allocation. The final purchase price determination and allocation based upon these appraisals may be materially different from that reflected in the unaudited pro forma condensed financial statements presented herein.

The E.W. Scripps Company
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2014

(in thousands)	Scripps *	Journal *	Special Dividend	Pro Forma Adjustments		Scripps Pro Forma

Assets
Current assets:
Cash and cash equivalents	$158,459	$2,707	$(60,000)	$42,500	3, 4, 6	$143,666
Restricted cash	6,810	—	—	—		6,810
Accounts and notes receivable, less allowances	99,609	50,675	—	—		150,284
Deferred income taxes	10,754	571	—	—		11,325
Miscellaneous	6,521	4,995	—	—		11,516
Total current assets	282,153	58,948	(60,000)	42,500		323,601

Investments	9,454	—	—	—		9,454
Property, plant and equipment	157,841	80,593	—	42,407	1	280,841
Goodwill	106,261	118,806	—	333,246	1	558,313
Other intangible assets	187,259	187,584	—	119,416	1	494,259
Deferred income taxes	54,612	20,557	—	(50,000)	2, 4	25,169
Miscellaneous	15,743	7,871	—	(343)	1, 3	23,271
Total Assets	$813,323	$474,359	$(60,000)	$487,226		$1,714,908
Liabilities and Equity
Current liabilities:
Accounts payable	$13,987	$20,831	$—	$—		$34,818
Customer deposits and unearned revenue	8,812	2,361	—	—		11,173
Current portion of long-term debt	2,000	17,656	—	(13,020)	6	6,636
Accrued liabilities:						—
Employee compensation and benefits	20,901	8,549	—	—		29,450
Miscellaneous	31,390	2,356	—	—		33,746
Income taxes payable	—	17,487	—	—		17,487
Other current liabilities	9,306	3,143	—	—		12,449
Total current liabilities	86,396	72,383	—	(13,020)		145,759
Long-term debt (less current portion)	196,000	112,968	—	93,020	6	401,988
Other liabilities (less current portion)	169,171	84,234	—	—		253,405
Equity:
Preferred stock, $.01 par	—	—	—	—		—
Common stock, $.01 par:
Class A	451		—	263	5	714
Voting	119		—	—		119
Common stock	—	505	—	(505)	1	—
Total	570	505	—	(242)		833
Additional paid-in capital	525,456	234,260	(60,000)	401,477	1, 2, 5	1,101,193
Accumulated deficit	(41,653)	27,457	—	(51,457)	1, 4	(65,653)
Accumulated other comprehensive loss, net	(122,617)	(57,448)	—	57,448	1	(122,617)
Total equity	361,756	204,774	(60,000)	407,226		913,756
Total Liabilities and Equity	$813,323	$474,359	$(60,000)	$487,226		$1,714,908
* The information for Scripps and Journal represents pro forma financial information reflecting the respective newspaper business as discontinued operations.
See notes to unaudited condensed combined pro forma financial statements

The E.W. Scripps Company
Unaudited Pro Forma Condensed Combined Statements of Operations
For the Year Ended December 31, 2014

	Granite Acquisition					Journal Broadcast Acquisition
(in thousands, except per share data)	Scripps *	Granite	Pro forma adjustments		Scripps pro forma	Journal *	Pro forma adjustments		Pro Forma Combined

Operating Revenues:
Advertising	$421,546	$11,125	$—		$432,671	$240,527	$—		$673,198
Retransmission	56,185	2,922	—		59,107	38,959	—		98,066
Other	21,022	192	—		21,214	240	—		21,454
Total operating revenues	498,753	14,239	—		512,992	279,726	—		792,718
Costs and Expenses:
Employee compensation and benefits	257,870	5,047	—		262,917	105,579	—		368,496
Programs and program licenses	55,487	1,326	—		56,813	42,783	—		99,596
Other expenses	118,318	3,933	—		122,251	51,889	—		174,140
Defined benefit pension plan expense	5,671	—	—		5,671	2,610	—		8,281
Acquisition and related integration costs	9,708	—	—		9,708	3,442	(11,100)	e	2,050
Total costs and expenses	447,054	10,306	—		457,360	206,303	(11,100)		652,563
Depreciation, Amortization, and Losses (Gains):
Depreciation	24,168	600	200	1	24,968	12,247	1,200	a	38,415
Amortization of intangible assets	8,012	600	600	1	9,212	2,818	7,000	b	19,030
Losses (gains), net on disposal of property, plant and equipment	(2,872)	—	—		(2,872)	267	—		(2,605)
Net depreciation, amortization, and losses (gains)	29,308	1,200	800		31,308	15,332	8,200		54,840
Operating income (loss)	22,391	2,733	(800)		24,324	58,091	2,900		85,315
Interest expense	(8,494)	—	—		(8,494)	(5,945)	(3,700)	c, d	(18,139)
Miscellaneous, net	(7,693)	—	—		(7,693)	—	—		(7,693)
(Loss) income from operations before income taxes	6,204	2,733	(800)		8,137	52,146	(800)		59,483
(Benefit) provision for income taxes	(1,318)	1,400	(300)	2	(218)	19,722	(300)	f	19,204
Net (loss) income	$7,522	$1,333	$(500)		$8,355	$32,424	$(500)		$40,279

Net income per share - basic	$0.13								$0.48

Net income per share - diluted	$0.13								$0.47

Weighted average shares outstanding
Basic	56,342							g	82,496
Diluted	57,239							g	83,507
* The information for Scripps and Journal represents pro forma financial information reflecting the respective newspaper business as discontinued operations.
See notes to unaudited condensed combined pro forma financial statements

The E.W. Scripps Company
Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Note 1 — Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial statements present the pro forma condensed combined financial position and results of operations of the combined company based upon the historical financial statements of Scripps and Journal, as adjusted to reflect the spin-off of their respective newspaper businesses, after giving effect to the transactions, including the pro forma adjustments described in these notes, and are intended to reflect the impact of the transactions on Scripps' combined financial statements. The accompanying unaudited pro forma condensed combined financial statements have been prepared using and should be read in conjunction with the respective audited and unaudited consolidated financial statements of Scripps as of and for the year ended December 31, 2014 and Journal as of and for the fiscal year ended December 31, 2014. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or revenue synergies expected to result from the transactions.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 has been derived from the Scripps Unaudited Pro Forma Consolidated Statements of Operations as adjusted to give effect to the Scripps newspapers spin-off for the year ended December 31, 2014, the Granite historical combined financial information for the period January 1, 2014 to June 15, 2014 and the Journal Consolidated Statements of Operations as adjusted to give effect to the Journal newspapers spin-off for the fiscal year ended December 31, 2014.
The unaudited pro forma condensed combined financial information that follows as of December 31, 2014 has been derived from the Scripps Unaudited Pro Forma Condensed Consolidated Balance Sheet as adjusted to give effect to the Scripps newspapers spin-off and from the Journal Consolidated Balance Sheet as adjusted to give effect to the Journal newspapers spin-off. Since the Granite acquisition occurred prior to December 31, 2014, the Scripps balance sheet already reflects the acquisition of Granite.

The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting with Scripps considered the accounting acquirer of Journal.

For purposes of the unaudited pro forma condensed combined financial statements, a blended statutory tax rate of 38.0% has been used. This does not reflect the combined company’s expected effective tax rate, which will include other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company.

Note 2 — Pro Forma Adjustments

The unaudited pro forma condensed combined balance sheet has been adjusted to reflect the allocation of the preliminary estimated purchase price to identifiable assets to be acquired and liabilities to be assumed related to Journal, with the excess recorded as goodwill. The preliminary purchase price allocation in these unaudited pro forma condensed combined financial statements is based upon an estimated purchase price of approximately $636 million. The estimated purchase price was determined by the value of Scripps shares on April 1, 2015 times the estimated number of Scripps shares issued to Journal shareholders on the closing of the acquisition.

The final purchase price allocation will depend upon on the actual net tangible assets and intangible assets and liabilities that exist as of the date of completion of the acquisition. Accordingly, the pro forma purchase price adjustments are preliminary and are subject to further adjustments as additional information becomes available and as additional analyses are performed. Increases or decreases in the fair value of the identifiable tangible and intangible assets acquired and the liabilities assumed will result in adjustments to the combined balance sheet or statement of operations.

For purposes of these Pro Forma Condensed Combined Financial Statements, the following table summarizes the estimated fair values of the assets acquired and the liabilities assumed for the acquisition of Journal (in thousands):

Assets:
Current assets	$58,948
Property, plant and equipment	123,000
Other assets	5,028
Intangible assets	307,000
Goodwill	452,052
Total assets acquired	946,028
Current liabilities	(54,727)
Long-term debt (including current portion)	(130,624)
Other long-term liabilities	(84,234)
Deferred tax liabilities	(40,443)
Net purchase price	$636,000

Of the $307 million allocated to intangible assets, $141 million was for FCC licenses, which we expect to have an indefinite life and therefore will not be amortized. Of the remaining balance, $135 million was allocated to television network affiliation relationships with an estimated amortization period of 20 years. The remaining balance of $31 million was allocated to advertiser relationships with an estimated amortization period of 10 years.

The goodwill of $452 million arising from the transactions consists largely of the portion of the $35 million of annual synergies attributable to the broadcast business and economies of scale expected from the acquisition. We will treat the Journal broadcast acquisition as a purchase of stock for income tax purposes with no step-up in the assets acquired. The goodwill will not be deductible for income tax purposes.

Special dividend

In accordance with master transaction agreement, Scripps shareholders received a special dividend in the aggregate amount of $60 million immediately prior to the completion of the broadcast acquisition.

Adjustments to Balance Sheet as of December 31, 2014 — Broadcast Acquisition

Certain reclassifications have been made to the presentation of the Journal historical balance sheet, as adjusted to reflect the spin-off of its newspapers as discontinued operations and to conform to the presentation used in the unaudited pro forma financial information.

1.
Reflects adjustment to record identifiable tangible and intangible assets of Journal at their preliminary estimated fair value. The allocation of the purchase price is subject to change as the appraisals are completed.

2.
Reflects $60 million adjustment to record deferred taxes for the difference between the book and tax basis of assets acquired as a result of the purchase price allocation. The preliminary estimate of the deferred tax adjustment resulting from the purchase accounting adjustments was calculated at a tax rate of 38.0%, representing Scripps' best estimate of its statutory income tax rate for all tax jurisdictions.

3.	Reflects $2.5 million of additional deferred financing costs for the $200 million increase in Scripps' term loan.

4.
Reflects the impact of transaction-related expense to be incurred on the pro forma condensed combined balance sheet. As of December 31 2014, the combined company expects to pay total transaction-related costs of approximately $52 million. The combined company incurred $17 million of transaction-related costs through December 31, 2014, which is reflected in the historical retained earnings balance. For pro forma purposes, retained earnings was decreased by $24 million for transaction-related costs not yet incurred with an offsetting decrease in cash. The adjustment to retained earnings was offset by $11 million of expected tax benefits (deferred tax asset) for the portion of transaction-related expenses that are expected to be deductible, which are included as an adjustment to long-term deferred tax assets.

5.
Represents an estimate of the number of unrestricted Scripps Class A common shares that would have been issued to acquire Journal as of December 31, 2014, pursuant to the exchange ratio in the master transaction agreement. The number of Scripps Class A common shares to be issued for pro forma presentation purposes was calculated based on the number of shares of Journal common stock issued and outstanding as of December 31, 2014, as illustrated below:

Journal common shares outstanding as of December 31, 2014
Class A common shares	45,305,975
Class B common shares	5,595,235
Total shares outstanding	50,901,210
Exchange ratio	0.5176
Pro forma Scripps class A common shares issued	26,346,466

6.
Represents pro forma adjustment to long-term debt for the $200 million incremental Scripps term loan. The proceeds from the loan were used to refinance all of Journal's debt with the exception of Journal's 7.25% Unsecured Subordinated Notes Payable. If the broadcast acquisition had occurred on December 31, 2014, Scripps would have used $120 million to repay the outstanding balance of Journal's term loan and the $80 million remainder for working capital.

If the broadcast acquisition had occurred as of December 31, 2014, the carrying amount of Scripps' long-term debt would have been as follows (in thousands):

Scripps variable credit facility	$—
Scripps term loan	398,000
7.25% Unsecured subordinated notes	10,624
Total debt	408,624
Current portion of long-term debt	6,636
Long-term debt (less current portion)	$401,988

Adjustments to Statement of Operations for the year ended December 31, 2014 — Granite Acquisition

Certain reclassifications have been made to the presentation of the Acquired Granite Stations' historical Statements of Operations to conform to the presentation used in the unaudited pro forma financial information.

1.	Reflects an adjustment to depreciation and amortization expense resulting from the fair value adjustments to the Acquired Granite Stations’ property, plant and equipment and intangible assets.

2.	Income tax effects of the pro forma adjustments are reflected at Scripps' best estimate of the statutory income tax rate.

Adjustments to Statement of Operations for the year ended December 31, 2014 — Broadcast Acquisition

Certain reclassifications have been made to the presentation of the Journal historical Statements of Operations, as adjusted to reflect the spin-off of its newspapers as discontinued operations, to conform to the presentation used in the unaudited pro forma financial information.

a.	Reflects an adjustment to depreciation expense resulting from the fair value adjustments to Journal's property, plant and equipment. The depreciation was determined on a straight-line method.

b.
Reflects an adjustment to amortization expense resulting from the fair value adjustments to Journal's intangible assets. The amortization was determined on a straight-line method with a estimated useful life of 20 years for affiliation agreements and 10 years for advertiser relationships.

c.
Reflects adjustments to interest expense associated with long-term debt to show the acquisition of Journal and the refinancing of Journal's debt with the exception of Journal's Unsecured 7.25% Subordinated Notes Payable, as if the broadcast acquisition had occurred on January 1, 2014. The Scripps loan agreement bears interest at LIBOR, with an 0.75% floor, plus a fixed margin of 2.50%. For 2014, the weighted average interest rate on the Scripps loan agreement was 3.25%. A 12.5 basis point change in market interest rates would increase or decrease annual interest expense approximately $0.5 million.

d.	Represents $0.5 million adjustment for to the amortization of loan fees related to refinancing by Scripps of the Journal debt described above.

e.	Represents reduction in expense for transaction costs incurred to complete the transactions.

f.	Income tax effects of the pro forma adjustments are reflected at 38.0%, Scripps' best estimate of the statutory income tax rate.

g.
Pro forma earnings per share and pro forma weighted-average shares outstanding are based on the weighted-average number of shares of Scripps and Journal stock for the year ended December 31, 2014, adjusted for an assumed conversion ratio of 0.5176 Scripps class A common shares for each share of Journal common stock.

While the actual future impact of potential dilution from shares of common stock related to equity awards granted to employees under Scripps and Journal equity plans will depend on various factors, including employees who may change employment from one company to another, we do not currently estimate that the future dilutive impact is material.